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                                                                 Exhibit 10-D(4)
                                                                        12/12/94


                    FOURTH AMENDMENT TO THE DANA CORPORATION
                        1977 INCENTIVE STOCK OPTION PLAN


         Pursuant to Resolutions of the Board of Directors of the Corporation adopted on December 12, 1994, the Dana Corporation 1977 Incentive Stock Option Plan (the "Plan") is hereby amended, effective December 12, 1994, as follows:

  1. Amend the second sentence of the last paragraph of Section 7 to read in its entirety as follows:

         "An option may be exercised no more than ten years after the date of grant by giving written notice of exercise to the Corporation specifying the number of shares to be purchased and by paying the purchase price in full in cash or, with the approval of the Committee, in Common Stock of the Corporation ("Stock") or any combination of cash and Stock in an amount determined by the fair market value (as determined under Section 5) of the Stock on the date of exercise, payable no later than ten days following the exercise of the option, and provided, further, that any Stock so tendered in payment must have been held by the optionee for a period of not less than six (6) months prior to such tender in payment."